Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 8, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of RS Investment Trust which is also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

April 27, 2007